MANDALAY MEDIA COMPLETES $22.8 MILLION ACQUISITION OF AMV HOLDING LIMITED AND SECURES $4.5 MILLION EQUITY FINANCING

Combination of AMV and Twistbox Creates Next Generation Mobile Media and Marketing Company

LOS ANGELES - (October 27, 2008) - Mandalay Media, Inc. (MNDL.OB) (the “Company”) announced today the completion of the acquisition of AMV Holding Limited (“AMV”), a European leader in direct-to-consumer mobile Internet content and services. The Company paid $10.75 million in a combination of cash and the issuance of a promissory note, as well as delivered an aggregate of 4.5 million shares of the Company based on the value of $2.67 per share. Concurrent with the closing of the acquisition, the Company secured a $4.5 million equity financing at $2.67 per share, which includes 50% warrant coverage with each warrant having an exercise price of $2.67 per share. Further details of the transactions will be available in a Current Report on Form 8-K, to be filed by the Company with the Securities and Exchange Commission. AMV will be integrated with Mandalay Media’s mobile subsidiary, Twistbox Entertainment, Inc. (“Twistbox”). Together Twistbox and AMV will employ over 200 people, with offices in the Unites States, United Kingdom, Germany, Poland, Russia, Mexico and Brazil. AMV’s UK offices in Marlow will serve as the Company’s European mobile headquarters.

Twistbox and AMV have a combined distribution and reach in excess of 1.2 billion mobile devices. On a monthly basis, the Company’s current services and destinations represent a growing base of more than three million mobile subscribers and in excess of 100 million page views. On a pro forma basis for the six months ending March 31, 2009 (i.e., the second half of the Company’s fiscal year), combined revenues are expected to be in excess of $30 million, with EBITDA (excluding stock option expense) of approximately $4 million. The forward looking pro forma estimates are based on April 1, 2008 to September 30, 2008 historical operating results for both AMV and Twistbox and do not include anticipated operating efficiencies or synergies.

“The acquisition of AMV allows us to almost triple our monthly mobile revenue while gaining the scale and profitability to be a worldwide force in the expansive mobile content arena,” said Bruce Stein, CEO of Mandalay Media. “Mobile is the first of several digital media businesses that Mandalay plans to build. The combination of Twistbox and AMV is a great example of what our team and platform is capable of creating in just eight months.”

“The combination of Twistbox’s global on-deck distribution with AMV’s direct-to-consumer expertise uniquely positions Mandalay Media to deliver compelling consumer propositions while maximizing revenues for its wireless operator and content partners,” stated Twistbox CEO Ian Aaron. “AMV’s Founders and Managing Directors Nate MacLeitch and Jack Cresswell have demonstrated over the past four years their ability to drive both growth and profitability in a rapidly developing European mobile market while positioning AMV as a leader and innovator in marketing mobile internet services.”

“This is a great opportunity to take our direct-to-consumer business to the next level,” stated Nate MacLeitch. “We are excited about the opportunity to accelerate our revenue growth by taking our proven products and mobile marketing capabilities into Twistbox territories including the United States, Europe, Latin America and Asia and enhance our offering with Twistbox’s stable of leading consumer branded content and partnerships. We see a great opportunity in these market conditions to leverage the platform created by Mandalay Media to grow our business organically and through other strategic acquisitions.”

About AMV Holding Limited:
AMV is a leading mobile media and marketing company delivering games and lifestyle content directly to consumers in the United Kingdom, Australia, South Africa and various other European countries. AMV markets its well established branded services including Bling, Phonebar and GameZone through a unique Customer Relationship Management (CRM) platform that drives revenue through mobile internet, print and TV advertising. For more information, please visit www.amvholding.com.

About Twistbox Entertainment, Inc.:
Twistbox is a leading global producer and publisher of mobile entertainment. Twistbox has exclusive licenses with industry-leading brands, direct distribution with more than 120 wireless operators in over 45 countries and provides an extensive portfolio of award-winning games, WAP sites and mobile TV channels. For more information, please visit www.twistbox.com.
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About Mandalay Media, Inc.:
Managed by leading media and technology industry executives, the Company’s mission is to build a unique combination of new media distribution and content companies through acquisitions with domestic and foreign businesses with strong management teams and historical financial performance.  For more information, please visit www.mandalaymedia.com.

Safe Harbor:
This press release contains forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “estimate”, “expect”, “anticipate” or “believe” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause the Company’s results to differ materially from the expectations include the following: consumer demand for the Company’s products; consumer spending trends; fluctuations in the currencies of the countries in which the Company operates against the US dollar; timely development and release of the Company’s products; competition in the industry; the Company’s ability to manage expenses; the Company’s ability to manage and sufficiently integrate acquisitions of other companies; adverse changes in the securities markets; and other factors described in our filings with the SEC, including our Annual Report on Form 10-KT for the transition period from January 1, 2008 to March 31, 2008. The Company does not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contacts:
Mandalay Media
+1-310-601-2500
Bruce Stein
CEO
bstein@mandalaymedia.com
or
Twistbox Entertainment
+1-818-301-6222
Ian Aaron
President/CEO
ian@twistbox.com

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